Exhibit 99.1

October 19, 2004

FOR IMMEDIATE RELEASE

Hard Rock Hotel & Casino in Las Vegas

Reports Record 3rd Quarter Net Revenues and Adjusted EBITDA for the Quarter Ended September 30, 2004

LAS VEGAS, October 19/PRNewswire/ — Hard Rock Hotel, Inc. (“Hard Rock”), which owns and operates the Hard Rock Hotel & Casino in Las Vegas, Nevada, today reported 3rd quarter net revenues increased $2.4 million, or 6%, to a 3rd quarter Company record of $39.6 million compared to $37.2 million in the year-earlier three-month period.  The Company also announced a 3rd quarter record quarterly Adjusted EBITDA(1) of $10.5 million compared to $9.8 million in the comparable prior year period, a $0.7 million, or 7%, increase.  Net income increased $1.5 million to $3.4 million compared to $1.9 million in the 3rd quarter of 2003.

Quarterly net revenues improved primarily due to increases in Lodging and Food and Beverage.  Lodging revenues increased primarily due to a $21 increase in average daily rate (“ADR”).  Food and Beverage revenue increased primarily from the opening of our new night club called Body English.  These increases were partially offset by decreases in Casino revenue.  Casino revenue decreased primarily due to the table games drop decreasing.  Net income also increased due to decreases in depreciation and interest expenses.

Peter Morton, Hard Rock’s Chairman of the Board and Chief Executive Officer, commenting on the quarterly results stated, “We are very pleased with what has been another record 3rd quarter net revenues and Adjusted EBITDA for our property.  We are looking forward to the fourth quarter as we attempt to continue the performance of the past nine months.”

 There will be a conference call open to investors:

•	Date:	Thursday, October 21, 2004
•	Time:	2:00 P.M. Eastern Daylight Time
11:00 A.M. Pacific Daylight Time
	Dial:	(888) 423-3280 Domestic only

CONTACT:                Jim Bowen of Hard Rock Hotel, Inc., 702-693-5031

This press release contains certain forward-looking statements, which Hard Rock is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that all forward-looking statements are subject to significant risks and uncertainties.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of Hard Rock, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Additional information concerning risk factors that could cause actual results or events to differ materially from those projected in the forward-looking statements are contained in Hard Rock’s filings with the Securities and Exchange Commission.

HARD ROCK HOTEL, INC.

 (in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue:
Casino	$14,165	$15,225	$44,250	$43,272
Lodging	9,303	8,015	27,328	23,111
Food and beverage	14,849	12,406	39,862	35,804
Retail	1,931	2,256	6,042	6,492
Other income	2,346	2,123	6,630	5,810
Gross revenues	42,594	40,025	124,112	114,489
Less: complimentaries	(2,978)	(2,787)	(8,821)	(8,392)
Net revenues	39,616	37,238	115,291	106,097

Costs and expenses:
Casino	8,114	8,281	25,586	25,030
Lodging	2,328	1,981	6,708	5,765
Food and beverage	7,736	6,474	20,795	18,576
Retail	859	958	2,703	2,819
Other	1,228	1,076	3,386	2,957
Marketing	1,552	2,314	7,109	5,551
Related party expenses	1,287	1,071	3,729	3,276
General and administrative	6,040	5,293	16,741	14,691
Pre-opening expense	9	37	530	60
Total costs and expenses	29,153	27,485	87,287	78,725

Earnings before interest, taxes, depreciation and amortization, loss on disposal of assets and early extinguishment of debt (“Adjusted EBITDA”)	10,463	9,753	28,004	27,372

Depreciation and amortization	2,421	2,990	8,354	8,766
Interest expense, net	4,666	4,928	14,212	11,947
Loss on early extinguishment of debt	—	—	—	4,258
Loss on disposal of assets	—	—	2,608	—
Other expense, net	(2)	(53)	58	(20)
Income before income tax benefit	3,378	1,888	2,772	2,421
Income tax benefit	—	—	—	(100)
Net income	3,378	1,888	2,772	2,521

Preferred stock dividends	—	—	—	2,346
Net income applicable to common Shareholders	$3,378	$1,888	$2,772	$175

BASIC AND DILUTED NET INCOME PER SHARE

Applicable to common shareholders	$44.43	$24.83	$36.46	$2.30

Weighted average number of common shares outstanding	76,023	76,023	76,023	76,023

Reconciliation of Net Income to Adjusted EBITDA (1)

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net Income	$3,378	$1,888	$2,772	$2,521

Depreciation and amortization	2,421	2,990	8,354	8,766
Interest expense, net	4,666	4,928	14,212	11,947
Loss on early extinguishment of debt	—	—	—	4,258
Loss on disposal of assets	—	—	2,608	—
Income tax (benefit)	—	—	—	(100)
Other (income) expense, net	(2)	(53)	58	(20)

Earnings before interest, taxes, depreciation and amortization, loss on disposal of assets and early Extinguishment of debt (“Adjusted EBITDA”)	$10,463	$9,753	$28,004	$27,372

	Supplemental Information
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Casino
Table Games Drop	$70,658,209	$77,146,799	$226,598,598	$225,554,199
Table Games Win	$9,878,343	$10,664,922	$30,455,858	$29,409,652
Table Games Hold%	14.0%	13.8%	13.4%	13.0%
Average # of Tables	91	91	92	91
Win/Table/Day	$1,180	$1,274	$1,208	$1,184

Slot Handle	$78,613,058	$85,417,812	$251,914,117	$268,167,172
Slot Win	$4,107,095	$4,305,046	$12,799,529	$12,760,359
Slot Hold%	5.2%	5.0%	5.1%	4.8%
Average # of Slots	546	558	550	560
Win/Slot/Day	$82	$84	$85	$83

Hotel
Occupancy	96.9%	96.8%	95.3%	95.6%
ADR	$154	$133	$155	$130
REVPAR	$157	$136	$154	$130

Other
Capital expenditures for cash, net	3,038,000	5,920,000	13,671,000	9,765,000

(1)  Adjusted EBITDA consists of earnings before interest, taxes, depreciation and amortization, loss on disposal of assets, and loss on early extinguishment of debt, as applicable.  Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies.  Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles.  The Company has significant uses of cash flows, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDA.  Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company.

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